Exhibit 11

                        MEREDITH CORPORATION

            Computation of Primary and Fully Diluted Per
            Common Share Earnings - Treasury Stock Method

          For the Nine Months Ended March 31, 1994 and 1993

                           (Unaudited)



                                    Weighted average number of shares

                                         1994               1993
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Weighted average number of shares
 outstanding in thousands           14,311   14,311    15,371   15,371
Dilutive effect of unexercised
 stock options and management
 incentive deferred awards in
 thousands                              94      118        20       20
                                    ------   ------    ------   ------

  Total                             14,405   14,429    15,391   15,391
                                    ======   ======    ======   ======




                                            Primary and fully
                                    diluted earnings per common share

                                         1994               1993
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------

Net earnings per share              $1.54*   $1.54*    $ .88    $ .88
                                    =====    =====     =====    =====


Note:  Primary - Based on average market prices.

       Fully Diluted - Based on the higher of the average market price or the market price at March 31 of each year.



*Dilution less than three percent from earnings per common share outstanding and therefore not considered to be material.




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